EXHIBIT 99.9

                    Barington Companies Equity Partners, L.P.
                         888 Seventh Avenue, 17th Floor
                            New York, New York 10019



                                       June 30, 2005


Roni A. Jacobson
Secretary
Register.com, Inc.
575 Eighth Avenue, 8th Floor
New York, New York 10018

      Re: Notice to the Secretary of Intention to Nominate Persons for Election as Directors at the 2005 Annual Meeting of Stockholders of Register.com, Inc.
            -------------------------------------------------------------------

Dear Ms. Jacobson:

      Barington Companies Equity Partners, L.P., a Delaware limited partnership ("Barington"), pursuant to Section 12A. of Article III of the Amended and Restated By-Laws (the "Bylaws") of Register.com, Inc., a Delaware corporation (the "Company"), hereby notifies you that it intends to nominate nine (9) persons for election to the Board of Directors of the Company (the "Board") at the 2005 Annual Meeting of Stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the "Annual Meeting").

      This letter, including the exhibits, schedules and annexes attached hereto, is collectively referred to as the "Notice." The persons Barington intends to nominate for election to the Board at the Annual Meeting are George
G. Daly, Frank J. Petrilli, Stephen J. Liguori, Rory J. Cowan, Michael A. McManus, Jr., James A. Mitarotonda, Jeffrey C. Smith, James A. Williams and Mark Cuban (each a "Nominee" and collectively, the "Nominees"). Barington believes that the Board is currently composed of eight (8) members, and that it is the likely intention of the Board to add one (1) additional director, based on the information that was filed by the Company with the Securities and Exchange Commission (the "SEC") under Form 8-K on February 8, 2005. To the extent that the Company might purport to increase the size of the Board above nine (9) members, Barington reserves the right to nominate additional nominees for election to the Board at the Annual Meeting. Any additional nominations made pursuant to the preceding sentence would be without prejudice to the issue of whether such attempt by the Company to increase the size of the Board was valid under the circumstances.

      Pursuant to Section 12A.2 of Article III of the Bylaws, the undersigned hereby sets forth the following:

         (a) The stockholder giving this Notice and intending to make the nominations set forth herein is Barington Companies Equity Partners, L.P.

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         (b)   The name and address of Barington, as we believe they appear on the Company's books, are Barington Companies Equity Partners, L.P., 888 Seventh Avenue, 17th Floor, New York, New York 10019.

         (c) Barington is the beneficial owner of 817,724 shares of common stock, $0.0001 par value per share (the "Common Stock"), of the Company, 498 shares of which are held of record. For certain information regarding transactions in securities of the Company by Barington and related entities during the past two years, see Schedule A attached hereto.

         (d) We hereby represent that Barington is a holder of record of Common Stock entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the Annual Meeting to nominate the Nominees specified herein.

         (e) We hereby represent that Barington is part of a group which intends to deliver a proxy statement and/or a form of proxy to holders of at least the percentage of the Company's outstanding Common Stock required to elect the Nominees specified herein and/or otherwise to solicit proxies from stockholders in support of such nominations. Barington has jointly filed a Schedule 13D with respect to the Common Stock with certain other entities pursuant to a joint filing agreement. Reference is made to such
               Schedule 13D initially filed on March 22, 2004, as it has been and may be amended from time to time (the "Schedule 13D"), as filed and to be filed with the SEC, for information regarding the other entities in the group described therein. Certain information concerning members of the group is also set forth in Schedule C-1 hereto (without conceding that any such information is required to be disclosed in this Notice).

         (f) Barington is a party to an agreement, dated June 9, 2003, among the Company, Barington and the other parties listed on Schedule A to such agreement, which pertains to, among other things, securities of the Company (the "2003 Agreement"). The 2003 Agreement was amended by an agreement, dated February 6, 2005, between the Company and Barington (the "2005 Agreement"). A copy of the 2003 Agreement and a description thereof was filed by the Company with the SEC under Form 8-K on June 10, 2003, which is incorporated herein by reference. A copy of the 2005 Agreement and a description thereof was filed by the Company with the SEC under Form 8-K on February 8, 2005, which is incorporated herein by reference.

         (g) On May 19, 2004, pursuant to the terms of a securities purchase agreement, dated May 13, 2004, Jewelcor Management, Inc. sold 274,142 shares of Common Stock to Starboard Value & Opportunity Fund, LLC ("Starboard") and 52,218 shares of Common Stock to Parche, LLC ("Parche") at a price of $5.78 per share. A copy of this agreement was filed with the SEC in an amendment to Schedule 13D filed by Barington and certain other entities on May 25, 2004, which is incorporated herein by reference.

         (h) Peter A. Forman, the former Chief Executive Officer of the Company, and Forman Capital Management, LLC (collectively, "Sellers") entered into a stock purchase agreement with Barington, Parche and Starboard

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               (collectively, "Purchasers") dated as of June 3, 2005 (the "Stock
               Purchase Agreement") pursuant to which the Sellers agreed to sell to the Purchasers or their designees 1,500,000 shares of Common Stock at a price of $7.00 per share. A copy of the Stock Purchase Agreement was filed with the SEC in an amendment to Schedule 13D filed by Barington and certain other entities on June 8, 2005, which is incorporated herein by reference.

         (i) RCM Acquisition Co., LLC ("RCM Acquisition"), an affiliate of Barington and a party to the 2003 Agreement, sent a letter to the Company dated June 9, 2005 indicating its willingness to make a proposal to acquire all of the outstanding stock of the Company on the basis described in the letter. A copy of such letter was filed with the SEC in an amendment to Schedule 13D filed by Barington and certain other entities on June 10, 2005, which is incorporated herein by reference.

         (j) RCM Acquisition and the Company entered into a confidentiality agreement dated June 27, 2005 which pertains to, among other things, the furnishing of confidential information of the Company to RCM Acquisition and its representatives.

         (k) Barington or one or more of its affiliates expects to receive from Starboard Value & Opportunity Fund, LLC and Parche, LLC a fee with respect to certain profits those entities may derive from their investment in the Common Stock of the Company. An agreement between the parties with respect to the foregoing has not yet been formalized.

         (l) Barington Companies Advisors, LLC, an affiliate of Barington, is party to an account management agreement with Millennium Operations, LLC (the "Management Agreement"). Pursuant to the Management Agreement, Barington Companies Advisors, LLC manages an investment account on behalf of Millenco, L.P., which owns 598,872 shares of Common Stock of the Company. Such shares may also be deemed to be beneficially owned by certain affiliates of Barington, as described in an amendment to Schedule 13D filed by Barington and certain other entities with the SEC on June 8, 2005, which is incorporated herein by reference.

         (m) Mr. Cuban is the beneficial owner of 2,218,200 shares of Common Stock of the Company. Reference is made to a Schedule 13D filed on June 29, 2005, as it may be amended from time to time, as filed and to be filed with the SEC, for information regarding Mr. Cuban and a related entity described therein, which is incorporated herein by reference. For certain information regarding transactions in securities of the Company by Mr. Cuban and a related entity during the past two years, see Schedule B attached hereto.

         (n) Information regarding each Nominee required to be disclosed pursuant to Section 12A.2(a) of Article III of the Bylaws is set forth in Exhibits A through I attached hereto.

         (o) Each Nominee's written consent to his nomination, to being named in any Barington proxy statement as a nominee and to serving as a director of the Company if elected is included as Annex A hereto.


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      In addition to the foregoing, certain information regarding the qualifications of each Nominee responsive to the criteria and attributes said to be considerations for the Company's Nominating Committee as described in the Company's 2004 definitive proxy statement is set forth in Exhibits A through I attached hereto (without conceding that any such information is required to be disclosed in this Notice). Certain further information is set forth in Schedule C-2 hereto (without conceding that any such information is required to be disclosed in this Notice).

      Except as set forth in this Notice, including the Exhibits hereto, as of the date hereof (i) no Nominee has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) during the past ten years; (ii) no Nominee owns any securities of the Company (or any parent or subsidiary of the Company), directly or indirectly, beneficially or of record, or has purchased or sold any securities of the Company within the past two years, and no associate of any Nominee beneficially owns, directly or indirectly, any securities of the Company; (iii) no Nominee is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies; (iv) there is no transaction, or series of similar transactions, since January 1, 2004, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $60,000 and in which any Nominee or any associate of any Nominee, or any member of the immediate family of any Nominee or of any associate of any Nominee, had, or will have, a direct or indirect material interest; (v) no Nominee or associate of any Nominee has any arrangement or understanding with any person with respect to (a) any future employment with the Company or its affiliates (except in the capacity as a director) or (b) with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (vi) no Nominee has any substantial interest, direct or indirect, in the matters to be acted on at the Annual Meeting, except his interest in being nominated and elected as a director.

      We expect that each Nominee will furnish such other information with respect to such Nominee as the Company may reasonably require to determine the eligibility of such Nominee to serve as a director of the Company (without conceding the validity of any such requirement or request for additional information).

      We trust that this Notice complies in all respects with the Bylaws and applicable law. If the Company believes this Notice is incomplete or otherwise deficient in any respect, please notify us in writing immediately of such alleged deficiencies. We reserve the right, following receipt of any such Notice, to either challenge or attempt to cure any alleged deficiencies. We also reserve the right to give further Notice of additional business or nominations to be conducted or made at the Annual Meeting or other meeting of the Company's stockholders, to revise the nominations described herein, or not to present any one or more nominations described herein.

      If this Notice shall be deemed for any reason by a court of competent jurisdiction to be ineffective with respect to the nomination of any of the Nominees at the Annual Meeting, or if any individual Nominee shall be unable to serve for any reason, then in addition to any other rights or remedies Barington may have, this Notice shall continue to be effective with respect to the remaining Nominee(s) and as to any replacement Nominee(s) selected by Barington.

      Please address any correspondence or questions to Barington Companies Equity Partners, L.P., Attention: James Mitarotonda, telephone 212-974-5700, facsimile 212-586-7684 (with a copy to our counsel, Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New

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York, New York 10036, Attention: Peter Smith, Esq., telephone 212-715-9401, facsimile 212-715-8000). The giving of this Notice is not an admission that the procedures for Notice contained in the Bylaws are legal, valid or binding, and Barington reserves the right to challenge any such procedures or their application in whole or in part.

                                      Very truly yours,

                                      BARINGTON COMPANIES EQUITY PARTNERS,
                                      L.P.

                                      By: Barington Companies Investors, LLC,
                                          its general partner



                                          By: /s/ James A. Mitarotonda
                                              ---------------------------
                                              James A. Mitarotonda
                                              Managing Member


cc:   Register.com, Inc.
      c/o National Corporate Research, Ltd.
      9 East Loockerman Street
      Dover, Delaware 19901
      Attention: Secretary

      Mr. David Moore
      Interim Chief Executive Officer
      Register.com, Inc.

      Peter Smith, Esq.
      Kramer Levin Naftalis & Frankel LLP



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            (Exhibits, Annexes and Schedules Intentionally Omiited)